Exhibit 3.12(b)

LIMITED LIABILITY COMPANY AGREEMENT

OF

CBRE GOVERNMENT SERVICES, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of CBRE Government Services, LLC (the “Company”), dated as of this 20th day of October, 2010, is entered into by and between the Company and CB Richard Ellis, Inc. a Delaware corporation, as the sole member of the Company (the “Member”).

RECITAL

The Member has formed the Company as a limited liability company under the laws of the State of Delaware and desires to enter into a written agreement, in accordance with the provisions of the Delaware Limited Liability Company Act and any successor statute, as amended from time to time (the “Act”), governing the affairs of the Company and the conduct of its business.

ARTICLE I

THE LIMITED LIABILITY COMPANY

1.1 Formation and Qualification. The Member has previously formed the Company as a limited liability company pursuant to the provisions of the Act. A certificate of formation for the Company as described in the Act (the “Certificate of Formation”) has been filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act.

1.2 Name. The name of the Company shall be “CBRE Government Services, LLC” The business of the Company may be conducted under that name or, on compliance with applicable laws, any other name that the Member deems appropriate or advisable. The Member on behalf of the Company shall file any certificates, articles, fictitious business name statements and the like, and any amendments and supplements thereto, as the Member considers appropriate or advisable.

1.4 Term. The term of the Company commenced on the filing of Certificate of Formation and shall be perpetual unless dissolved as provided in this Agreement.

1.5 Office and Agent. The location of the registered office of the Company shall be at 1209 Orange Street, Wilmington, Delaware, 19801, County of New Castle. The Company’s Registered Agent at such address shall be The Corporation Trust Company.

1.6 Purpose of Company. The Company is formed for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

ARTICLE II

THE MEMBER

2.1 Initial Members. The name and address of the Member is as follows:

Name CB Richard Ellis, Inc.	Address 11150 Santa Monica Blvd., Suite 1600 Los Angeles, CA 90025

2.2 Actions by the Member; Meetings. The Member may approve a matter or take any action at a meeting or without a meeting by the written consent of the Member. Meetings of the Member may be called at any time by the Member.

2.3 Liability of the Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member.

2.4 Power to Bind the Company. The Member (acting in its capacity as such) shall have the authority to bind the Company to any third party with respect to any matter.

2.5. New Members. New members shall be admitted only upon the approval of the Member.

ARTICLE III

CAPITAL STRUCTURE

3.1 Capital Structure. The capital structure of the Company shall consist of one class of common interest (the “Common Interest”). All Common Interest shall be identical with each other in every respect. The Member shall own all of the Common Interests issued and outstanding.

3.2 Capital Contributions. Form time to time, the Member may determine that the Company requires capital and may make capital contribution(s) in an amount determined by the Member. A capital account shall be maintained for the Member, to which contributions and profits shall be credited and against which distributions and losses shall be charged.

ARTICLE IV

MANAGEMENT

4.1 Management. The Company shall be managed by or under the direction of a Board of Directors (the “Board”) designated by the Member; however, the Member reserves the right to revert to a “member-managed” limited liability company at a later date. The Member may determine at any time in its sole and absolute discretion the number of directors to constitute the Board. The authorized number of directors may be increased or decreased by the Member at any time in its sole and absolute discretion. The initial number of directors shall be two. Each director elected, designated or appointed by the Member shall hold office until a successor is elected and qualified or until such director’s earlier death, resignation, expulsion or removal. Directors need not be members.

4.2 Powers. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of the directors, who shall make all decisions and take all actions for the Company. In managing the business and affairs of the Company and exercising its powers, not otherwise delegated to its officers, the directors shall act through resolutions adopted in written consents. Decisions or actions taken by the directors in accordance with this Agreement shall constitute decisions or action by the Company and shall be binding on the Company.

4.3 Meeting of the Board of Directors. The board of directors of the Company may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by the President on not less than one day’s notice to each director by telephone, facsimile, mail, telegram or any other means of communication, and special meetings shall be called by the President or Secretary in like manner and with like notice upon the written request of any one or more of the directors.

4.4 Quorum: Acts of the Board. At all meetings of the Board, a majority of the directors shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.

4.5 Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

4.6 Removal of Directors. Unless otherwise restricted by law, any director or the entire Board of Directors may be removed or expelled, with or without cause, at any time by the Member, and, any vacancy caused by any such removal or expulsion may be filled by action of the Member.

4.7 Directors as Agents. To the extent of their powers set forth in this Agreement, the directors are agents of the Company for the purpose of the Company’s business, and the actions of the directors taken in accordance with such powers set forth in this Agreement shall bind the Company.

4.8 Officers. The initial officers of the Company shall be designated by the Board. The additional or successor officers of the Company shall be chosen by the Board and shall consist of at least a President, a Vice President, a Secretary and a Treasurer. The Board may also choose additional Vice Presidents, Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person. The Board may appoint such other officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The officers of the Company shall hold office until their successors in office are chosen and qualified, or, if earlier, until said officer’s death, resignation, or removal from office. Any officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board, or its designee. Any vacancy occurring in any office of the Company shall be filled by the Board, or its designee.

(i)	President. The President shall be the chief executive officer of the Company, shall preside at all meetings of the Board, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. The President or any other officer shall execute all bonds, mortgages and other contracts, except where required by law or this Agreement to be otherwise signed and executed or where signing and execution thereof shall be expressly delegated by the Board to an agent of the Company.

(ii)	Vice President. In the absence of the President or in the event of the President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(iii)	Secretary and Assistant Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall attend all meetings of the Board and record all the proceedings of the meetings of the Company and of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or shall cause to be given, notice of all meetings of the Member, if any, and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board or the President, under whose supervision the Secretary shall serve. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(iv)	Treasurer and Assistant Treasurer. The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and to the Board, at its regular meetings or when the Board so requires, an account of all of the Treasurer’s transactions and of the financial condition of the Company. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

4.9 Officers as Agents. The officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and, the actions of the officers taken in accordance with such powers shall bind the Company.

4.10 Duties of Board and Officers. Except to the extent otherwise modified herein, each director and officer shall have fiduciary duties identical to those of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

5.1 Allocations of Profits and Losses. For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis in accordance with the manner determined by the Member. In each year, profits and losses shall be allocated entirely to the Member.

5.2 Distributions. The Member shall determine profits available for distribution and the amount, if any, to be distributed to the Member, and shall authorize and distribute on the Common Interests, the determined amount when, as and if declared by the Member. The distributions of the Company shall be allocated entirely to the Member.

ARTICLE VI

TRANSFER AND ASSIGNMENT OF INTERESTS

6.1 Transfer and Assignment. The Member may sell, assign, transfer, convey, gift, exchange or otherwise dispose of any or all of its Common Interests and, upon receipt by the Company of a written agreement executed by the person or entity to whom such Common Interests are to be transferred agreeing to be bound by the terms of this Agreement, such person shall be admitted as a member.

ARTICLE VII

ACCOUNTING, RECORDS AND REPORTING

7.1 Books and Records. The Company shall maintain complete and accurate accounts in proper books of all transactions of or on behalf of the Company and shall enter or cause to be entered therein a full and accurate account of all transactions on behalf of the Company. The Company’s books and accounting records shall be kept in accordance with such accounting principles (which shall be consistently applied throughout each accounting period) as the Member may determine to be convenient and advisable.

7.2 Bank Accounts. The Company shall maintain its funds in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be co-mingled in any fashion with the funds of any other person.

ARTICLE VIII

DISSOLUTION AND WINDING UP

8.1 Dissolution. The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of: (a) the entry of a decree of judicial dissolution pursuant to the Act; or (b) the Member votes for dissolution.

ARTICLE IX

EXCULPATION AND INDEMNIFICATION

9.1 Exculpation. Notwithstanding any other provision of this Agreement, whether express or implied, or any obligation or duty at law or in equity, none of the Member, or any officers, directors, stockholders, partners, employees, affiliates, representatives or agents of any of the Member, nor any officer, employee, representative or agent of the Company (individually, a “Covered Person” and collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by the Agreement, provided such act or omission does not constitute fraud, willful misconduct, bad faith or gross negligence.

9.2 Indemnification by Company. The Company shall indemnify, hold harmless and defend any person (and such person’s heirs, executors or administrators) from and against any loss, expense, damage or injury suffered or sustained by them by reason of the fact that such person is or was a Member, or an officer, director, member, manager, director or employee of such Member, or an officer, director or manager of the Company, or while an officer, director or manager of the Company, is or was serving at the request of the Company as a director, officer, manager, member, fiduciary, trustee, employee or agent of another entity (individually, an “Indemnified Person” and collectively, the “Indemnified Persons”), including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim, if the acts or omissions were not performed or omitted fraudulently or as a result of gross negligence or willful misconduct by the Indemnified Person. Reasonable expenses incurred by the Indemnified Person in connection with any such proceeding relating to the foregoing matters may be paid or reimbursed by the Company in advance of the final disposition of such proceeding upon receipt by the Company of (a) written affirmation by the Indemnified Person requesting indemnification of its good-faith belief that it has met the standard of conduct necessary for indemnification by the Company and (b) a written undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that such Indemnified Person has not met such standard of conduct, which undertaking shall be an unlimited general obligation of the Covered Person but need not be secured. The Company may indemnify any person (and such person’s heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the Company or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was an employee or agent of the Company or, while an employee or agent of the Company, is or was serving at the request of the Company as a director, officer, partner, member, fiduciary, trustee, employee or agent of another company, partnership, joint venture, trust, limited liability company or other business enterprise, for and against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals.

ARTICLE X

MISCELLANEOUS

10.1 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Member with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

10.2 Amendments. All amendments to this Agreement and to the Certificate of Formation shall be in writing, approved and signed by the Member. An amendment shall become effective as of the date specified in the approval of the Member or if none is specified as of the date of such approval or as otherwise provided in the Act.

10.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

10.4 Limited Liability Company. The Member intends to form a limited liability company and does not intend to form a partnership under the laws of the State of Delaware or any other laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the day first written above.

MEMBER:

CB RICHARD ELLIS, INC., a Delaware corporation

By:	/s/ Laurence H. Midler
Name: Laurence H. Midler
Title: Executive Vice President

COMPANY:

CBRE Government Services, LLC, a Delaware limited liability company

By:
Name: Theodore N. Carter
Title: President

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the day first written above.

MEMBER:

CB RICHARD ELLIS, INC., a Delaware corporation

By:
Name: Laurence H. Midler
Title: Executive Vice President

COMPANY:

CBRE Government Services, LLC, a Delaware limited liability company

By:	/s/ Theodore N. Carter
Name: Theodore N. Carter
Title: President